Exhibit 99.1


              Navigators Prices $125 Million Senior Notes Offering


     NEW YORK--(BUSINESS WIRE)--April 11, 2006--The Navigators Group, Inc. (NASDAQ:NAVG) today priced its previously announced public debt offering of $125 million principal amount of 7% senior notes due 2016. The offering is expected to close on April 17, 2006 with net proceeds to the Company of approximately $124 million. The Company will use the net proceeds from the offering to make contributions to the capital of its insurance subsidiaries and for other general corporate purposes.
     Credit Suisse and JPMorgan are acting as Joint Book-Running Managers of the offering and Keefe, Bruyette & Woods and LaSalle Capital Markets are co-managers for the offering. A copy of the prospectus supplement relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, at One Madison Avenue, New York, New York 10010 (1-212-325-2580) or from J.P. Morgan Securities Inc., at 270 Park Avenue, New York, New York 10172 (1-212-834-4533).
     A Form S-3 registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on November 18, 2005. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
     The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.

     This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Form 10-K and its other filings with the Securities and Exchange Commission for a description of the Company's business and the important factors which may affect that business. The Company undertakes no obligation to publicly update or revise any forward-looking statement.


    CONTACT: The Navigators Group, Inc.
             Paul J. Malvasio, 914-933-6088
             Executive Vice President and Chief Financial Officer pmalvasio@navg.com www.navg.com